Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard • N. Huntingdon, PA 15642 • (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne Reports 2015 Fourth Quarter and Full Year Shipments

•	Shipped eleven 3D printing machines in the 2015 fourth quarter, including nine of its higher value indirect printing machines

NORTH HUNTINGDON, PA, January 6, 2016 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products to industrial customers, announced today that it shipped eleven 3D printing machines to customers in the quarter which ended December 31, 2015. In total, the Company shipped 38 3D printing machines in 2015. The 2015 machine shipment count is one less than the lower end of its machine shipment guidance. However, the difference does not impact the Company’s current 2015 revenue guidance of approximately $40 million.

ExOne’s Chairman and Chief Executive Officer, S. Kent Rockwell, commented, “Backlog was at record levels going into the fourth quarter and remains at high levels as we begin 2016. We are encouraged by this quarter’s shipments as well as the sales mix which included more high value indirect printing machines. This quarter’s shipments, combined with a strong backlog, continue to give us confidence in growing customer adoption of our binder jetting technology.”

	Quarter Ended
3D Printing Machine Units Shipped*	12/31/2015	9/30/2015	6/30/2015	3/31/2015	Total 2015
Exerial	—	—	4	—	4
S-Max	5	4	1	1	11
S-Max+	1	—	—	2	3
S-Print	3	—	—	—	3
S-15	1	—	1	—	2
M-Print**	—	—	—	1	1
M-Flex	—	1	1	1	3
Innovent**	1	4	5	—	10
X1-Lab	—	—	—	1	1

	11	9	12	6	38

*	The Company believes that machines shipped is an indicator of customer adoption of its 3D printing technology.
**	For the quarter ended March 31, 2015, one M-PrintTM was shipped to a related party. In each of the quarters ended June 30, 2015 and December 31, 2015, one InnoventTM was shipped to a related party.

Revenue recognition for machines shipped is dependent upon the terms of the specific customer contracts. The Company will announce its financial results for the 2015 fourth quarter and full year later in the 2016 first quarter.

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ExOne Reports 2015 Fourth Quarter and Full Year Shipments

January 6, 2016

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its nine PSCs, which are located in the United States, Germany, Italy, Sweden and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting; the impact of customer specific terms in machine purchase agreements on the period in which we recognize revenue and the impact of market conditions and other factors on the carrying value of long-lived assets and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:
Brian W. Smith	Deborah K. Pawlowski / Karen L. Howard
ExOne, Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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